Exhibit No. 23.2




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
Armstrong World Industries, Inc.:


We consent to the use of our report dated February 23, 2006, relating to the consolidated financial statements of Armstrong World Industries, Inc. and subsidiaries as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, which report appears in the December 31, 2005 annual report on Form 10-K of Armstrong World Industries, Inc. incorporated herein by reference.

Our report dated February 23, 2006 contains an explanatory paragraph that states that Armstrong World Industries, Inc. and subsidiaries has been operating their business as debtors-in-possession under the jurisdiction of the Bankruptcy Court, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.




/s/ KPMG LLP

Philadelphia, Pennsylvania
October 16, 2006